COMPARISON OF CHANGE IN VALUE OF $10,000 INVESTMENT
 IN DREYFUS BALANCED FUND, INC. WITH THE STANDARD &
 POOR'S 500 COMPOSITE STOCK PRICE INDEX AND THE
 LEHMAN BROTHERS AGGREGATE BOND INDEX

 EXHIBIT A:
 _____________________________________________________
|         |   STANDARD    |   LEHMAN     |            |
|         | & POOR'S 500  |   BROTHERS   |  DREYFUS   |
| PERIOD  |COMPOSITE STOCK|  AGGREGATE   |  BALANCED  |
|         | PRICE INDEX * |BOND INDEX ** |    FUND    |
|---------|---------------|--------------|------------|
| 9/30/92 |        10,000 |       10,000 |     10,000 |
| 8/31/93 |        11,384 |       10,967 |     10,888 |
| 8/31/94 |        12,006 |       10,802 |     11,730 |
| 8/31/95 |        14,577 |       12,023 |     13,961 |
| 8/31/96 |        17,306 |       12,516 |     14,686 |
|----------------------------------------|------------|


* Source: Lipper Analytical Services, Inc.
** Source: Lehman Brothers